Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-145399, 333-150089, 333-135593, 333-118983, 333-44462, 333-44756, 333-60138 and 333-60136) pertaining to the Amended and Restated 2000 Equity Incentive Plan, Amended and Restated 2000 Employee Stock Purchase Plan, 1995 Stock Option Plan, 1997 Stock Option Plan, 2000 CEO Non-Qualified Stock Option Plan, 2001 UK Employee Stock Purchase Plan and the UK Company Share Option Plan of Pharsight Corporation of our report dated May 5, 2006, with respect to the consolidated financial statements and schedule of Pharsight Corporation for the year ended March 31, 2006, included in the Annual Report (Form 10-K) for the year ended March 31, 2008.

/s/ Ernst & Young LLP

San Jose, California

June 26, 2008